TERRACE VENTURES INC.
801 Peace Portal Drive, Suite 202
Blaine, WA 98230
(360) 220-5218

May 30, 2006

FOR IMMEDIATE DISSEMINATION

Blaine, Washington – (OTCBB: TVEN) Terrace Ventures Inc. (the “Company”) announced today that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) for a merger with Sporg Corporation (“Sporg”). Under the terms of the Merger Agreement, the Company’s wholly-owned subsidiary, Sporg Technology Corp. (the “Subsidiary”), will merge with Sporg and immediately thereafter the Company will merge with the Subsidiary and change its name to Sporg Technology Corp. Concurrent with the completion of the Merger, the Company’s principal shareholder will surrender for cancellation 15,800,000 shares of common stock of the Company held by him. The Company has also approved a private placement of up to 2,000,000 shares of the Company’s common stock at a price of $0.30 per share to permit it to provide up to $525,000 of interim financing (the “Interim Financing”) to Sporg pending completion of the Merger.

Under the terms of the Merger Agreement, the Company will issue two shares of the Company’s common stock in exchange for each outstanding share of common stock of Sporg. Sporg presently has 24,410,451 shares of common stock outstanding; accordingly, the Company will issue 48,820,902 shares of common stock to the holders of shares of Sporg. In addition, the Company will grant options and warrants to purchase its shares to the existing option and warrant holders of Sporg.

Closing of the Merger is subject to a number of conditions, including:

a)	Delivery of required financial statements by Sporg;

b)	The Company providing the Interim Financing;

c)	The Company obtaining a financing proposal from a reputable investment dealer for equity financing of not less than $3,000,000;

d)	Substantial revisions to Sporg’s agreements with its senior management; and

e)	Termination of an investor rights agreement with a major investor of Sporg.

Unless waived, failure to meet these conditions would prevent closing of the Merger.

ABOUT SPORG:

Sporg (www.sporg.com) is an innovative developer and provider of online software that allows any organization to take complete control over their registration, donation collection and pledging programs. The registration and donation markets represent over $400 billion in transactions per year, of which approximately 2% are currently conducted online.

Sporg’s revenue model is transaction and service oriented, similar to the model utilized by eBay. Revenues are natural and recurring, provided by ongoing registrations and donations taking place throughout the year, with annual or repeating registrations being the norm. Specifically, Sporg charges a yearly system access fee to client organizations to enable registration, donation and transaction processing using the Sporg engine. Additionally, Sporg takes a small percentage of each transaction processed through the Sporg system (this transaction revenue model is similar to those utilized by credit card companies).

Sporg’s enterprise grade technology and their key business relationship with Cardservice International (a wholly owned subsidiary of First Data Corporation, (NYSE: FDC) allows Sporg’s clients to accept online payments for merchandise, a unique offering in the registration and donation market segment.

The online portion of these markets is expected to undergo substantial growth in the next few years. Sporg is ready and has the technology, partnerships, and expertise in place to capture a significant portion of this emerging online market as evidenced by Sporg’s growth.

Sporg has reported that its gross transactions have increased significantly every year since inception in 2003.

This Press Release may contain, in addition to historical information, forward-looking statements. These forward looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular there is no assurance that the Merger will be completed, the private placement described above will be completed or that the Company will receive a financing proposal as described above. Generally, there is no assurance that the conditions of the Merger will be satisfied or waived.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

TERRACE VENTURES INC.

/s/ Howard Thomson
HOWARD THOMSON
Chief Executive Officer and President